Exhibit 99.1

UMH PROPERTIES, INC. ENTERS INTO JOINT VENTURE AGREEMENT

FREEHOLD, NJ, Dec. 09, 2021 -- UMH Properties, Inc. (NYSE: UMH) today announced that it has entered into a joint venture with Nuveen Real Estate, a TIAA company. The purpose of the joint venture is the greenfield development or acquisition of new manufactured housing communities with an initial capital commitment of up to $170 million. UMH will have a 40% stake in the Joint Venture and serve as the managing member and operating member of the joint venture. UMH will earn customary fees associated with property and asset management.

Samuel A. Landy, President and Chief Executive Officer, commented “UMH is excited to announce this partnership. We have long been advocates for the development of new communities and are pleased to have found a partner who understands and shares our vision. This joint venture gives us the financial capacity to develop and acquire new manufactured housing communities, creating long-term shareholder value while limiting the short-term impact on our FFO during construction and lease-up.”

Mr. Landy continued “Nuveen has an in depth understanding of our company, our industry, and the real estate market. We are excited to work with them to continue our mission of providing the country with a much-needed supply of affordable housing. Our country needs at least 5.5 million new homes to keep pace with demand, with that number increasing to 6.8 million when considering obsolescence. Through this joint venture, UMH and Nuveen Real Estate intend to make significant investments in developing and acquiring new communities to help to ease the affordable housing crisis.

“UMH will also have the right to purchase these communities from the Joint Venture after a certain period of time which should lead to a high-quality acquisition pipeline.”

UMH has entered into agreements to acquire three to-be-built communities that will contain 804 sites in Florida for a total purchase price of approximately $90 million. These three communities will all be considered for the Joint Venture. The first community contains 219 sites and has an approximate purchase price of $23 million. This acquisition is expected to close by January 2022. UMH is also looking at several other deals that fits the Joint Venture’s investment criteria that will be considered as potential acquisition opportunities for the Joint Venture.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 127 manufactured home communities containing approximately 24,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan, Maryland, Alabama and South Carolina.

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Contact: Nelli Madden
732-577-4062